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EXHIBIT 16

January 21, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

        We were previously engaged as principal accountants to audit the consolidated financial statements of Troy Group, Inc. (the Company) as of and for the year ended November 30, 2002. On January 13, 2003, before we could complete our audit work or render an opinion on the Company's financial statements, our appointment as principal accountants was terminated. We have read the Company's statement included under Item 4 of its Form 8-K dated January 20, 2003, and we agree with such statements relative to us, except that we are not in a position to agree or disagree with the Company's statements regarding:

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  That the change was approved by the audit committee and ratified by the Company's Board of Directors.

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  That the Company is in the process of retaining new independent auditors and, in accordance with SEC rules, will file a current report on Form 8-K upon completion of the formal engagement of such new independent auditors.

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  The amount ($1,500,000) of "certain inventory adjustments" discovered by the Company.

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  That the Company's procedures and methodology are also in the process of being reviewed by McGladrey & Pullen LLP.

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  Whether the Company has made a determination regarding the final amount of the adjustments and which prior periods will need to be restated.

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  Whether the Company has implemented a number of corrective measures that it believes addresses material weaknesses in the Company's inventory accounting controls as communicated by us to management of the Company and the Company's audit committee chairman.

Very truly yours,

KPMG LLP

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  EXHIBIT 16